AMDL Notified by AMEX of the need to Satisfy Continued Listing Standards

TUSTIN, Calif., May 2, 2006 — AMDL, Inc. (Amex: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, today reported that on April 26, 2006 it received a letter from the American Stock Exchange (AMEX) that said based on a review of Registrant’s Form 10-KSB for the year ended December 31, 2005, the Registrant did not meet certain of the AMEX’s continued listing standards as set forth in Part 10 of the AMEX Company Guide. Specifically, AMDL did not meet the requirement of shareholders’ equity of $4,000,000 and AMDL had losses from continuing operations in three out of its four most recent fiscal years. In the letter, AMEX gave AMDL until May 26, 2006 to submit a plan of action that would bring AMDL into compliance with the AMEX Company Continued Listing Standards.

AMDL said it intends to submit a plan that the Company anticipates will bring AMDL in compliance with the AMEX standards. ”Our plan is expected to increase shareholder equity through the completion of prospective acquisitions, to further our efforts on gaining U.S. regulatory clearance to market DR-70 in the United States and the potential for raising additional capital,” said Gary Dreher, AMDL CEO. During the period of implementation of the plan, AMDL will continue to be listed on the AMEX.

Mr. Dreher added that ”AMDL will strive to meet or exceed these elevated standards on a timely basis.”

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.

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